QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INTERVAL LEISURE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INTERVAL LEISURE GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of Interval Leisure Group, Inc., a Delaware corporation, will be held at the Miami Marriott Dadeland located at 9090 South Dadeland Boulevard, Miami, Florida 33156, on Wednesday, June 10, 2009, at 4:00 p.m., local time, for the following purposes:

  1.
  To elect each of the nine nominees named in the accompanying proxy statement (or, if necessary, any substitute nominees selected by our board of directors) as a director, each to serve until the 2010 annual meeting and until his or her successor is duly elected and qualified;

  2.
  To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2009; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on April 20, 2009 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

        As permitted by the U.S. Securities and Exchange Commission, or SEC, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this proxy statement and our 2008 Annual Report. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. All stockholders who request a paper copy of our proxy materials will receive a paper copy of the proxy materials by mail.

        Your vote is important.    Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

Victoria J. Kincke Secretary

Dated: April 27, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 10, 2009.

        The 2009 Proxy Statement and 2008 Annual Report on Form 10-K are available at the website listed below beginning on or about April 30, 2009:

  •
  http://www.proxyvote.com.

INTERVAL LEISURE GROUP, INC.
6262 SUNSET DRIVE
MIAMI, FLORIDA 33143

PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This proxy statement and the enclosed proxy card are furnished to you in connection with the solicitation of proxies by the board of directors of Interval Leisure Group, Inc., or ILG, for use at ILG's 2009 Annual Meeting of Stockholders. This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at the Miami Marriott Dadeland located at 9090 South Dadeland Boulevard, Miami, Florida 33156, on Wednesday, June 10, 2009, at 4:00 p.m., local time. The address of our principal executive office is 6262 Sunset Drive, Miami, Florida 33143, and our telephone number is (305) 666-1861.

        The proxy materials, including this proxy statement, proxy card and our 2008 annual report, are being made available on or about April 30, 2009 to all stockholders of record on April 20, 2009. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

        In accordance with rules and regulations adopted by the SEC, we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, was mailed on or about April 30, 2009 to our stockholders who owned our common stock at the close of business on April 20, 2009. Stockholders have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

        The Notice also provided instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

        Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

        We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

QUESTIONS AND ANSWERS

Who may vote at the meeting?

        Our board set the close of business on April 20, 2009 as the record date to determine ILG stockholders entitled to notice of and to vote at the annual meeting. If you owned our stock on that date, you may attend and vote at the meeting. As of April 20, 2009, we had 56,357,403 shares of our common stock outstanding and entitled to vote at the meeting. Holders of our common stock at close of business on the record date are entitled to one vote per share on all matters voted on at the meeting.

What is the quorum requirement for the meeting?

        We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of our common stock as of the record date are present at the annual meeting, either in person or by proxy. Proxies we receive marked as abstentions or broker non-votes (shares held in "street name" by a broker or nominee indicating on a proxy that it does not have authority to vote with respect to any matter to be acted on at the annual meeting) will be included in the calculation of the number of shares considered to be present at the meeting.

What matters will ILG stockholders vote on at the annual meeting?

ILG stockholders will vote on the following proposals:

  •
  Proposal 1—To elect each of the nine nominees named in the accompanying proxy statement (or, if necessary, any substitute nominees selected by our board of directors) as a director, each to serve until the 2010 annual meeting and until his or her successor is duly elected and qualified.

    If you do not vote for a nominee, or if you indicate "Withhold Authority" for the nominee on your proxy card, your vote will not count either for or against a nominee. Abstentions will not be voted in favor of the election of directors and also will not be counted as votes cast in the election of directors. Accordingly, abstentions will have no effect on the voting in the election of directors.

  •
  Proposal 2—To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2009.

    This proposal requires the affirmative approval of a majority of votes cast by holders of our common stock present in person, or by proxy, at the annual meeting. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends that you vote FOR the election of the nine directors listed in Proposal 1 and FOR Proposal 2.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

        We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent our stockholders of record and beneficial owners a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder's election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

How can I get electronic access to the proxy materials?

        You can view the proxy materials for the meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card. Our proxy materials are also available on our Investor Relations website at www.iilg.com/invest.cfm.

Can I vote my shares by filling out and returning the Notice?

        No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

What do I need to do to vote at the annual meeting?

        We encourage you to vote promptly. Telephone and Internet voting are available through 11:59 p.m. Eastern Time on Tuesday, June 9, 2009. If your shares are registered in your name, then you are a "registered holder" and you may vote in person at the annual meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

  •
  By Telephone.  You may vote your shares by calling 1-800-579-1639 (the toll free number provided on the Notice or voting instruction card) and following instructions provided by the recorded message. You may vote by telephone 24 hours a day. The telephone voting system allows you to confirm that the system has properly recorded your votes.

  •
  By Internet.  You may vote your shares over the Internet by logging onto www.proxyvote.com and following the steps outlined on the secure website. As with the telephone voting system, you will be able to confirm that the system has properly recorded your votes.

  •
  By Mail.  If you have received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are held of record in your name or, for shares held beneficially in "street name," by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope.

  •
  In Person.  If your shares are held of record by our transfer agent in your name as of the record date, you may vote at the meeting by providing a ballot or proxy at the annual meeting. If you are a beneficial holder of shares held in "street name" through a broker, trustee, bank or other nominee that holds shares on your behalf, you may vote in person at the annual meeting by obtaining a legal proxy from the nominee that holds your shares.

        Only persons with proof of stock ownership will be admitted to the annual meeting. If you are a registered stockholder, please bring a form of photo identification with you to the annual meeting. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the annual meeting.

Can I change my vote?

        You may revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or at the meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet. Your presence at the annual meeting will not automatically revoke your proxy. If you are a beneficial stockholder only, you should check with the broker, trustee, bank or other nominee who holds your shares to determine how to change or revoke your vote.

How will my shares be voted?

        The common stock represented by your proxy will be voted in accordance with specifications provided on your proxy or voting instruction card or with specifications you provided by telephone or Internet. Proxies returned without any such specifications will be voted for the election of the nine directors as set forth under Proposal 1 (Election of Directors) below and in favor of Proposal 2 (ratification of Ernst & Young LLP as independent registered public accounting firm). If any other matters shall properly come before the annual meeting, the persons named in your proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The board of directors does not know of any other matters that will be presented for action at the annual meeting.

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the annual meeting, ILG's stockholders will be asked to vote for the election of the nine nominees named below, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. All of the nominees are incumbent directors. Liberty Media Corporation has the right to nominate up to 20% of the directors serving on ILG's board, as described in more detail below under "Certain Relationships and Related Transactions—Spinco Agreement."

        Common stock represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of one or more substitute nominees as the board may nominate.

Information Regarding the Director Nominees

        Craig M. Nash, age 55, has served as President and Chief Executive Officer of ILG since May 2008 and as Chairman of the Board of ILG since August 2008 and has served as President of Interval since August 1989 and Chief Executive Officer of Interval since March 1998. Prior to assuming this role, Mr. Nash served in a series of increasingly significant roles with Interval, including as General Counsel and Vice President of Regulatory Affairs. Mr. Nash joined Interval in 1982. Mr. Nash also provides management oversight to the Aston businesses. Mr. Nash serves on the board of directors of the American Resort Development Association and is also a member of its Executive Committee.

        Gregory R. Blatt, age 40, has served as a director of ILG since May 2008. Mr. Blatt has served as Chief Executive Officer of Match.com, an online dating service and subsidiary of IAC, since February 2009 and as Executive Vice President of IAC, an Internet conglomerate, since March 2005. Mr. Blatt had previously served also as General Counsel and Secretary of IAC from November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997. Mr. Blatt currently serves as a director of HSN Inc., a television and online retailer.

        David Flowers, age 54, has served as a director of ILG since August 2008. Mr. Flowers has served as Senior Vice President & Treasurer of Liberty Media Corporation, which holds ownership interests in a broad range of electronic retailing, media, communication and entertainment businesses, since October 2000, Treasurer since April 1997 and Vice President since June 1995. He has also served as Senior Vice President and Treasurer of Discovery Holding Company since May 2005. Mr. Flowers is a member of the board of directors of Summit Bank & Trust, a state chartered bank in Colorado.

        Mr. Flowers was nominated as a director by Liberty Media Corporation.

        Gary S. Howard, age 58, has served as a director of ILG since August 2008. Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation's board of directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. Mr. Howard currently serves on the board of directors of Dish Network Corporation.

        Mr. Howard was nominated as a director by Liberty Media Corporation.

        Lewis J. Korman, age 64, has served as a director of ILG since August 2008. Mr. Korman is a business advisor to various companies: X.L. Capital, Ltd, a reinsurance company, since 1997; Starlight International Ltd, a marketer and distributor of dietary supplements, 1998 - 2002; Trident Media

Group LLC, a literary agency in the media business, since 2002; Sandler Travis Trade Advisory Services, Inc., a customs management, consulting and trade compliance company, since 2006; and Sandler, Travis & Rosenberg, P.A., an international trade law firm and business practice, since 2007. Since 1999, Mr. Korman has been a director of Learning Express LLC, a company engaged in test preparation for occupational certification and test assessment for educational institutions through the internet. From 1998 - 2007, Mr. Korman was the Vice-Chairman of RAB Holdings, the owner of Millbrook Distribution Services, Inc., a distributor of specialty foods and other products to supermarkets, and The B. Manischewitz Company, a manufacturer of kosher and related ethnic food products. Mr. Korman co-produced two works of photojournalism: A Day in the Life of the United States Armed Forces (Harper Collins, May 2003) and A Day in the Life of the American Woman (Bulfinch Press October 2005). From 1992 to 1997, until acquired by a predecessor of IAC, Mr. Korman was President and Chief Operating Officer of Savoy Pictures Entertainment, Inc. (motion picture distributor and owner of four Fox affiliated television stations). He was Senior Executive Vice President and Chief Operating Officer of Columbia Pictures Entertainment, Inc. (motion picture production and distribution, television production and distribution, Loews theatre chain) from 1988 until 1990 and was Senior Executive Vice President of its predecessor, TriStar Pictures, Inc. from 1987 until it merged with Columbia in 1988.

        Thomas J. Kuhn, age 46, has served as a director of ILG since August 2008. Mr. Kuhn has been a Managing Director at Allen & Company LLC, an investment banking firm, since 2000. Prior to joining Allen, he had been the Senior Vice President and General Counsel of USA Networks, Inc. (a predecessor to IAC). From 1988 to 1994, Mr. Kuhn was an associate at Wachtell, Lipton, Rosen & Katz in New York City in the firm's corporate department.

        Thomas J. McInerney, age 44, has served as a director of ILG since May 2008. Mr. McInerney has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney currently serves as a director of HSN Inc., a television and online retailer.

        Thomas P. Murphy, Jr., age 60, has served as a director of ILG since August 2008. Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company, which he founded in 1989. Mr. Murphy has 41 years of construction and development experience, which encompasses hospitality, resort, office, retail, industrial, institutional and residential projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the National Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association.

        Avy H. Stein, age 54, has served as a director of ILG since August 2008 and as Lead Director since December 2008. Mr. Stein is a Managing Partner of Willis Stein & Partners, a Chicago-based private equity firm that invests in companies in the consumer, education, healthcare and specialized business service industries. Mr. Stein co-founded Willis Stein & Partners with John Willis in 1995. Mr. Stein serves many philanthropic organizations. He is a co-chairman of the Development Council for B.U.I.L.D. (Broader Urban Involvement in Leadership Development), an organization that provides career and educational development for inner city youth, a member of board of directors of the University of Illinois Foundation and its Investment Policy Committee; a member of the Board of Trustees, former Treasurer, and Chairman of the Investment Committee of the Ravinia Festival; a Board member and member of the Executive Committee of Steppenwolf Theatre Company; a Board member of the Chicago Humanities Festival; as well as a member of CCA (Civic Consulting Alliance), the Economic Club and Commercial Club of Chicago. Mr. Stein is a certified public accountant, and received his law degree in 1980 from Harvard University.

 CORPORATE GOVERNANCE

Board of Directors

        Director Independence.    ILG's board of directors currently consists of nine members. The board of directors has affirmatively determined that each of Mr. Howard, Mr. Korman, Mr. Kuhn, Mr. Murphy and Mr. Stein are "independent directors" within the meaning of the NASDAQ's listing standards. In making this determination, the board of directors considers information regarding transactions, relationships and arrangements involving ILG and its businesses and each director that it deems relevant to independence, including those required by NASDAQ listing standards. This information is obtained from director responses to a questionnaire circulated by ILG management, ILG records and publicly available information. ILG management monitors those transactions, relationships and arrangements that are relevant to determinations of independence, and solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on ILG's prior independence determinations.

        In determining independence, the board considered the following relationships and transactions: (1) Mr. Korman's son serves as an executive officer of Ticketmaster, an affiliate of ours prior to the spin-off in August 2008, and his son's former position as an officer of IAC/InterActiveCorp, our former parent company, (2) Mr. Murphy's son is an accountant at Deloitte & Touche LLP, which provides tax and valuation services to us, however, Mr. Murphy's son does not have a material direct or indirect interest in such business relationship, also Mr. Murphy's company in the past had been involved in construction for ILG and for Mr. Nash, (3) the firm in which Mr. Stein is a principal had controlled ILG's main business prior to 2002, (4) Mr. Kuhn had been an executive at IAC's predecessor prior to 2000 and (5) Mr. Howard was an executive at Liberty Media Corp. prior to 2003.

        With respect to the remaining directors, (i) Mr. Nash is an executive of ILG, (ii) Mr. Blatt and Mr. McInerney are executive officers of IAC, which was ILG's parent company prior to August 2008 and (iii) Mr. Flowers is Senior Vice President and Treasurer of Liberty Media Corporation.

        Governance Guidelines.    ILG's board of directors has adopted Corporate Governance Guidelines that are available on our website at www.iilg.com/governance.cfm.

        Meetings.    Prior to the spin-off in August 2008, the board of directors had acted through written consents. For the remainder of 2008 following the spin-off, the board of directors held two meetings, which were attended by all directors other than Mr. McInerney who was unable to attend one of the meetings. Absent unusual circumstances, all directors are expected to attend the annual meeting of stockholders. Since ILG was formed in 2008, no annual meeting of stockholders was held last year.

        The independent directors of the board regularly meet in executive session without management. Mr. Stein was named lead director in December 2008. The lead director serves as a liaison between the Chairman of the Board and other directors and presides at meetings of the independent directors.

Committees of the Board of Directors

        The board of directors has a standing audit committee, compensation and human resources committee, and nominating committee, each of which operates under a written charter, as well as an executive committee. Current copies of these charters are available to stockholders on our website, www.iilg.com, under "Corporate Governance." Each director serving as a member on a board committee, other than the executive committee, is an independent director within the meaning of the NASDAQ's listing standards applicable to such members and under the applicable committee's charter.

        Audit Committee.    The audit committee assists the board of directors in fulfilling its oversight responsibilities for the integrity of our accounting, reporting and financial control practices. The audit committee monitors:

  •
  the integrity of ILG's financial statements,

  •
  the effectiveness of ILG's internal control over financial reporting,

  •
  the qualifications and independence of ILG's independent registered public accounting firm,

  •
  the performance of ILG's internal audit function and independent registered public accounting firm and

  •
  the compliance by ILG with legal and regulatory requirements.

In addition, the audit committee considers and pre-approves any non-audit services proposed to be performed by the independent registered public accounting firm.

        The members of the audit committee are Mr. Howard, Mr. Kuhn and Mr. Korman, chairman of the audit committee. Our board of directors has determined that Mr. Howard meets the requirements for an audit committee financial expert under Item 407 of Regulation S-K promulgated under the Securities Act of 1933. During 2008, the audit committee held five meetings. Each committee member attended more than 75% of the aggregate number of meetings of the committees on which he served in 2008, except that Mr. Howard was unable to attend two of the audit committee meetings.

        Compensation and Human Resources Committee.    The members of the compensation and human resources committee are Mr. Murphy and Mr. Stein, chairman of the committee. The compensation and human resources committee is authorized to exercise all of the powers of the ILG board of directors with respect to matters pertaining to compensation and benefits that affect the executive officers of ILG, including, but not limited to,

  •
  salary,

  •
  incentive/bonus plans,

  •
  stock compensation plans, and

  •
  retirement programs.

        To assist in this process, the compensation and human resources committee reviews data and recommendations from an independent compensation consultant based on the compensation paid to officers at comparable companies. During 2008, the compensation and human resources committee held two meetings which all committee members attended. For more information on how executive compensation decisions are made, see "Compensation Discussion and Analysis."

        Nominating Committee.    The members of the nominating committee are Mr. Korman and Mr. Kuhn, chairman of the committee. The nominating committee:

  •
  identifies and recommends for nomination qualified individuals for election as directors;

  •
  oversees the composition of the committees of the board of directors;

  •
  oversees periodic self-evaluation of the board of directors and its committees; and

  •
  reviews compensation of directors.

        During 2008, the nominating and corporate governance committee held two meetings, which all members attended.

        Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of ILG's common shares for at least a year as of the date such recommendation is made, to the following address: Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attn: Victoria J. Kincke, Secretary. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

        The nominating committee has not established specific minimum qualifications a candidate must have in order to be recommended to the board of directors. However, in determining qualifications for new directors, the committee will consider whether the potential candidate qualifies as independent under NASDAQ listing standards, his or her skills and experience, and whether such candidate will effectively serve stockholders' long-term interests and contribute to ILG's overall corporate goals. The nominating committee will consider potential board candidates recommended by stockholders and others, including management and current directors and the nominating committee may retain a board search consultant to assist in searching for potential board candidates. The committee has not engaged a consultant at this time.

        Executive Committee.    The members of the executive committee are Mr. Nash, Mr. Blatt and Mr. Stein. The executive committee has all the power and authority of the ILG board of directors, except those powers specifically reserved to the ILG board of directors by Delaware law or ILG's organizational documents.

        Other Committees.    In addition to the foregoing committees, the ILG board of directors, by resolution, may from time to time establish other committees of the ILG board of directors, consisting of one or more of its directors.

Stockholder Communications with the Board of Directors

        Any stockholder who desires to communicate with any of the members of ILG's board of directors may do so electronically by sending an email to boardofdirectors@iilg.com. Alternatively, a stockholder may communicate with the members of the Board by writing to Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attn: Victoria J. Kincke, Secretary. Communications may be addressed to an individual director, a board committee, the non-management directors or the full board of directors. All such communications must identify the author as a stockholder and provide evidence of the sender's stock ownership. Communications received by the Secretary will be reviewed by the Secretary and, if appropriate, distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Director Compensation

        Non-Employee Director Arrangements.    Each member of the ILG board of directors that is not an employee of ILG or its affiliates receives an annual retainer in the amount of $50,000. Each member of the audit and compensation and human resources committees (including their respective chairs) receives an additional annual retainer in the amount of $10,000. Each member of the Nominating Committee (including its chair) receives an additional annual retainer in the amount of $5,000. Lastly, the chair of each of the Audit and Compensation and Human Resources Committees receives an additional annual chairperson retainer in the amount of $15,000.

        In addition, each non-employee director receives a grant of restricted stock units with a dollar value of $100,000 upon his or her initial election to the ILG board of directors and annually thereafter upon re-election on the date of ILG's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the ILG board of directors and (iii) full acceleration of vesting upon a change in control of ILG. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at ILG board and committee meetings.

        The following table and footnotes provide information regarding the compensation of non-employee members of ILG's board of directors for fiscal year 2008. These amounts relate to the period from the spin-off on August 20, 2008 through December 31, 2008.

Director Compensation

Name	Total Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Gregory Blatt	18,174	18,146	36,220
David Flowers(2)	—	—	—
Gary Howard	21,808	18,146	39,954
Lewis Korman	29,078	18,146	47,224
Thomas Kuhn	23,626	18,146	41,772
Thomas McInerney	18,174	18,146	36,220
Thomas Murphy, Jr.	21,808	18,146	39,954
Avy Stein	27,260	18,146	45,406

    (1)
    The value reported for stock awards is the aggregate cost recognized in ILG's financial statements in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS No.123R for RSUs for the fiscal year. Each non-employee director received 7,082 restricted stock units with a grant date fair value of $99,998 on August 20, 2008.

    (2)
    Mr. Flowers is an employee of our affiliate and does not receive any compensation for his services as a director of ILG.

        The nominating committee has primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of ILG stock to further align directors' interests with those of ILG's stockholders. When considering non-employee director compensation arrangements, ILG management provides the nominating committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors.    Under ILG's Deferred Compensation Plan for Non-Employee Directors, non-employee directors are able to defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of ILG common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on ILG common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the ILG board of directors, he or she will receive (i) with respect to share units, such number of shares of ILG common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee have been an officer or employee of ILG. None of ILG's executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of ILG's board of directors or compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

        At the time of our spin-off from IAC on August 20, 2008, we participated in IAC's compensation programs and therefore our overall executive compensation program and policies had been established by IAC's compensation committee. Thus, our compensation and human resources committee (often referred to as our compensation committee) was not involved in determining 2008 compensation for our executive officers, except for approval of 2008 incentive bonuses paid in 2009. Our compensation committee has made some modifications to the program and policies and anticipates that the program and policies will continue to evolve in support of our ongoing business strategy and as we mature as a public company. Except where otherwise noted, the description of our executive compensation program and policies described below are in effect on the date of this proxy statement. References in this section to ILG for periods prior to the spin-off are to the subsidiaries of ILG that were contributed to ILG in connection with the spin-off in August 2008.

        The following discussion of executive compensation reviews:

  •
  Compensation actions taken prior to and in preparation for the spin-off, including the elements of compensation that continue following the spin-off

  •
  The effect of the spin-off on executive compensation

  •
  The objectives and methodology of our executive compensation program going forward

Compensation Actions Prior to and in Preparation for the Spin-off

  Philosophy, Objectives and Elements of Compensation

        Prior to the spin-off, ILG's executive officer compensation program was designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable ILG to meet its growth objectives. When establishing compensation packages for a given executive, ILG follows a flexible approach, and makes decisions based on factors particular to each executive's situation, including ILG's firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors deemed relevant at the time. ILG's primary approach is to pay base salaries at or around market levels while rewarding annual profit growth through an annual bonus program and long-term value creation through equity participation.

        Prior to the spin-off, neither ILG nor IAC had an ongoing relationship with any particular compensation consulting firm; however, IAC has from time to time retained the services of consultants on specific occasions regarding broad based IAC compensation programs. At no time prior to the spin-off had a consultant been engaged with respect to compensation of any of ILG's executive officers.

        The compensation packages for ILG's executive officers have primarily consisted and continue to primarily consist of salary, annual bonuses, long term incentives (typically equity awards), perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, ILG typically reviewed the total compensation of each executive and evaluated the executive's total near and long-term compensation in the aggregate. ILG determined which element or combinations of compensation elements (salary, bonus or equity) it believed could be used most effectively to further our compensation objectives. However, all such decisions were subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

        The following summary describes the elements of compensation established by the actions taken prior to and in preparation for the spin-off.

  Salary

        General.    ILG has typically negotiated a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within ILG, ILG's location, salary levels of other executives within ILG, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which we desire to secure the executive's services. Mr. Nash's salary was established through negotiations with IAC.

        Once established, salaries may increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive's increased value to ILG.

        IAC utilized the following salary surveys, depending upon the executive position, to determine a relevant market range of salaries for each position: Towers Perrin Executive Compensation Data Bank, Radford Executive Survey, and the Mercer Premium Executive Remuneration Survey. At least two surveys were used in each analysis.

        2007.    Mr. Nash entered into a new employment agreement with IAC under which his salary was increased from $568,788 to $650,000 through negotiation. Ms. Marbert received a salary increase from $300,000 to $350,000 based on discussions between Ms. Marbert and Mr. Nash, and Mr. Nash's views of internal equity. Mr. Galea also received a salary increase from $200,000 to $250,000 based on reviews of market data and internal equity considerations. Ms. Lee and Ms. Kincke both received ordinary course salary increases of approximately 5% effective January 1, 2007.

        2008.    Mr. Nash and Ms. Marbert each entered into new employment agreements which became effective upon the spin-off (the "New Nash Employment Agreement" and the "New Marbert Employment Agreement", respectively). Under these agreements, Mr. Nash receives a base salary of $750,000, arrived at by negotiation between IAC and Mr. Nash and a recognition by IAC of his increased responsibilities as the Chairman and Chief Executive Officer of a public company. Ms. Marbert receives a base salary of $400,000, negotiated with IAC, which again reflects increased public company responsibilities. Additionally, Ms. Kincke's base salary was raised to $250,000 to reflect her increased responsibilities as General Counsel of a public company. Ms. Lee received an ordinary course salary increase of approximately 5% effective January 1, 2008. In connection with Mr. Harvey joining ILG in June 2008, he entered into an employment agreement providing for an initial base salary of $325,000, subject to increase following an annual review.

  Annual Bonuses

        General.    ILG's bonus program was designed to reward performance on an annual basis. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant amount of an executive's total compensation, it provided an important incentive tool to achieve ILG's annual objectives.

        Prior to the spin-off, IAC established the bonus of the CEO based on its view of corporate performance, based on a target level of 100% of salary. In large part, IAC measured corporate performance based on ILG's growth in year over year profitability, generally as measured by Operating Income Before Amortization ("OIBA"), although achievement of strategic objectives was also taken into account. Mr. Nash's old employment agreement provided for a minimum bonus of $350,000 in the event certain OIBA targets were achieved, but these targets were expected to be met, and a subjective determination of corporate performance was the true driver of Mr. Nash's bonus.

        After consultation with ILG management, IAC would establish the annual bonus pool for ILG based on its assessment of ILG's performance for the applicable year. Mr. Nash, with input from executive management, then allocated the pool to the rest of ILG, including to the other executive officers based on individual and corporate success.

        ILG generally pays bonuses during the first quarter following finalization of financial results for the prior year.

        2007.    In 2007, ILG experienced another solid year of profit growth. IAC paid Mr. Nash a bonus of $800,000, based mainly on the OIBA growth of ILG. While in 2007 Ms. Marbert's employment agreement expired, ILG paid her bonus based primarily on the formula that had been set forth in that employment agreement, which provided for a target bonus of 100% of salary, with incremental bonus paid to the extent OIBA exceeded ILG's plan. Ms. Marbert was paid a bonus of $360,000, slightly more than target. Mr. Galea, Ms. Kincke and Ms. Lee received bonuses based on Mr. Nash's view, with input from executive management, of corporate performance and individual contributions.

        2008.    Prior to the spin-off, ILG agreed to guarantee the 2008 bonuses for Mr. Nash, Ms. Marbert, Ms. Kincke and Mr. Galea at 100%, 100%, 40% and 40% of salary, respectively, presuming continued employment. This decision was made in light of the strong individual performance of ILG through May and the significant effort expended by these executives in connection with the spin-off transaction. Under the New Nash Employment Agreement, Mr. Nash is entitled to a minimum bonus of $250,000 if certain OIBA targets to be established annually are achieved. Following the spin-off, the compensation committee determined to revise the targets from OIBA to EBITDA, which ILG uses to measure corporate performance. Both the New Nash Employment Agreement and the New Marbert Employment Agreement provide for discretionary bonuses with a target of 100% of base salary. Mr. Harvey's agreement provides for a discretionary bonus with a target of 75% of salary to be pro-rated for 2008. Ms. Lee's target bonus for 2008 was 40% of salary.

  Long-Term Incentives

        General.    IAC's policies were based on the belief that by providing a meaningful portion of an executive officer's compensation in stock, his or her incentives are aligned with our stockholders' interests in a manner that drives better performance over time. As part of IAC, each ILG executive officer received IAC equity awards on a regular basis.

        In setting particular award levels, the predominant objectives included and continue to include providing the person with effective retention incentives, appropriate reward for past performance and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward-looking, and are a longer-term retention and reward instrument than annual bonuses.

        Prior to the spin-off, awards to the CEO were determined by IAC. Additionally, IAC established a pool for annual equity awards which the CEO allocated to ILG's employees, including the executive officers, subject to IAC's approval. In establishing the equity pool for ILG, IAC took into account historical practices, its view of market compensation generally, the dilutive impact of equity grants across IAC, and other relevant factors. Additionally, IAC approved any equity grants recommended to be made to ILG executives outside of the annual process. Executive officers received grants that were subjectively determined based on the CEO's view, with input from executive management, of how best to allocate the equity pool for retention, reward and motivation based on a host of subjective factors, including past contribution, retention risk, contribution potential, and market data.

        Except where otherwise noted, equity awards are made following year-end after financial results for the prior year have been finalized. The meeting of the compensation and human resources committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units.    IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for ILG executive officers. Through 2006, these awards generally vested in equal annual installments over five years (annual-vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        In February 2007, IAC implemented a new equity instrument, Growth Shares, which were RSU grants that cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards were converted into three-year cliff-vesting awards at the "target" value (or 50% of the shares actually granted), without variability based on performance. This conversion was based on the recognition that the primary motivation for the Growth Share grants related to incentives to focus on the total performance of the IAC conglomerate, and therefore following the spin-offs that motivation no longer existed.

        2007.    In February of 2007, our executive officers generally received a mix of Growth Shares and annual-vesting RSUs. Mr. Nash and Ms. Marbert received larger grants than ILG's other executive officers due to their senior positions as CEO and COO of ILG.

        Mr. Nash received an award of Growth Shares and annual-vesting RSUs as part of the annual grant process, and then in connection with his entering into a new employment agreement in July, Mr. Nash received two additional RSU grants, each cliff vesting at the end of four years. One award was for 100,000 IAC RSUs and the other was for up to 75,000 IAC RSUs, with the actual amount to vest dependent on growth in ILG over the period, however, this performance-based award was cancelled at the time of the spin-off pursuant to the New Nash Employment Agreement. These awards were determined by negotiation with IAC.

        2008.    In February 2008, Ms. Marbert received 20,000 IAC RSUs, Ms. Kincke and Mr. Galea each received 6,000 IAC RSUs and Ms. Lee received 4,800 IAC RSUs. These grants vest pro rata over five years and were larger than those of prior years principally because the overall ILG equity pool was larger than in the past. The larger pool resulted from IAC's determination that key ILG employees had smaller equity holdings than did comparable individuals at other IAC companies.

        Additionally, under the New Nash Employment Agreement and the New Marbert Employment Agreement, Mr. Nash and Ms. Marbert received ILG RSU grants at the time of the spin-off worth $8 million and $2 million, respectively, with 75% of the award vesting annually over four years and 25% of the award vesting at the end of four years. These amounts were negotiated between IAC and Mr. Nash, and were given in contemplation of, and become effective upon, the spin-off. Pursuant to his agreement, Mr. Harvey received ILG RSU grants worth $750,000 at the time of the spin-off. All of the RSUs granted in connection with the spin-off are subject to meeting at least one of the following performance targets: a specified average membership count during August 2009, closing stock price of more than 5% above the price on the effective date of the spin-off for at least 30 days during the 12 months after the spin-off, consolidated revenue for any of the four fiscal quarters beginning July 1, 2008 are at least flat year over year, specified number of exchange and getaway transactions divided by the average membership base during August 2009, or specified average revenue per member for the twelve months ending June 30, 2009. The consolidated revenue target has been met, so these awards will vest as described above.

  Change of Control and Severance

        ILG believes that providing executives with severance and change of control protection is critical to allowing executives to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, ILG employment arrangements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting in the event of a change of control of ILG. These arrangements were entered into prior to the spin-off.

  Other Compensation

        Under other limited circumstances, ILG executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan, and since January 2009, ILG's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure ILG's compensation program in such a manner so that the compensation is deductible by IAC for federal income tax purposes and our compensation committee intends to continue this policy. However, because ILG executive officers became subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, as a result of the spin-off, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for ILG.

Effect of the Spin-Off on Executive Compensation

        Upon completion of the spin-off, the New Nash Employment Agreement and the New Marbert Employment Agreement described above became effective. Also, the ILG RSU grants described in those agreements and in Mr. Harvey's agreement were granted based on the ILG stock price at spin-off of $14.12.

        The following table reflects the effect of various spin-off adjustments on the IAC equity awards (shown in IAC RSUs) then held by ILG's named executive officers:

	Upon Completion of the Spin-Off*
Name	IAC RSUs that vested upon completion of spin-off transactions (#)	IAC RSUs that converted exclusively into ILG RSUs and will vest on regular schedule (#)		IAC RSUs that were split among the post-transaction companies and vest after February 2009 on regular schedule (#)
Craig Nash	40,649	103,007	(1)	53,715
Jeanette Marbert	17,971	28,565		8,362
William L. Harvey	—
John Galea	3,852	11,081		3,344
Victoria Kincke	2,921	9,446		2,508
Marie Lee	11,802	8,532		2,508

*
Excludes 9,727, 4,962, 2,502, 3,129, and 2,167 IAC RSUs that vested in 2008 prior to August 1, 2008 for Mr. Nash, Ms. Marbert, Mr. Galea, Ms. Kincke and Ms. Lee, respectively.

(1)
Excludes 75,000 performance-based IAC RSUs that were cancelled at the time of the spin-off pursuant to the New Nash Employment Agreement.

        For more information see "Grants of Plan Based Awards for Fiscal Year 2008" and "Stock Vested For Fiscal Year 2008" below.

Executive Compensation after the Spin-off

        Now that ILG is a public company, our compensation committee is introducing a new compensation program beginning in 2009, as summarized below.

  Objectives of Executive Compensation Program

        The total compensation program at ILG will consist of base salary, annual cash incentive, long-term incentives, benefits and perquisites. The program is designed to attract, reward, motivate, and retain top executives and to provide appropriate incentives for achieving ILG's goals and objectives. A significant portion of each executive's pay will be based on corporate performance. The total compensation opportunities at target levels of performance will be provided near the median of the market, with individual differentiation to reflect executive experience, performance, internal equity, and unique customer relationships that may be difficult to replace.

  Compensation Methodology

        Compensation Consultant.    Hewitt Associates has been engaged as a compensation consultant. Hewitt is providing annual market and other specific information on executive pay and attends compensation committee meetings at the request of the committee. Our compensation committee periodically meets in executive session with Hewitt. Hewitt also will serve as a consultant to the nominating committee on director compensation.

        Peer Groups.    In early 2009, our compensation committee conducted, with the assistance of Hewitt, a benchmarking study of compensation levels and design practices for the top executive positions. The analysis compared ILG to two different groups:

  1.
  A group of 23 public companies in the hospitality industry. Although no other public companies are directly comparable to ILG and its business; the broader hospitality industry does compete with ILG for executive talent.

Ambassadors Group, Inc.	Morgans Hotel Group Co.
Ambassadors International Inc.	Orbitz Worldwide, Inc.
Bluegreen Corp.	Priceline.com, Inc.
Carnival Corp.	Red Lion Hotels Corp.
Choice Hotels International Inc.	Rewards Network Inc.
Expedia, Inc.	Royal Caribbean Cruises Ltd.
Gaylord Entertainment Co.	Silverleaf Resorts Inc.
Great Wolf Resorts, Inc.	Starwood Hotels & Resorts Worldwide Inc.
Interstate Hotels & Resorts Inc.	Viad Corp.
Lodgian Inc.	Wyndham Worldwide Corp.
Marcus Corp.	Wynn Resorts Ltd.
Marriott International Inc.
  2.
  A group of 77 companies representing all the companies in Hewitt's proprietary executive compensation database with annual revenue less than $1 billion, excluding companies in financial services or energy utilities.

Our compensation committee believes that the hospitality industry group should be the primary reference point for the top executives, while the general industry group is more relevant as a secondary reference and for lower levels within the organization.

        Base Salary    Based upon the results of the benchmarking and the uncertain economic environment, no salary increases are planned for executives during 2009.

        Short and Long-Term Incentives.    Our compensation committee is introducing new incentive arrangements effective in 2009. These arrangements will include a new annual incentive program and a new long-term incentive program, both of which are being implemented under our 2008 Stock and Annual Incentive Plan, approved by our shareholder in 2008. While the new programs are reflective of those in place at the peer companies, they are tailored to meet ILG's business objectives and environment.

        The annual incentive program provides for a cash payment in an amount based upon each executive's target short-term incentive opportunity, ILG financial performance, and, for some executives, individual performance. For 2009, ILG's financial performance for purposes of the annual incentive program will be measured using EBITDA. Corporate executives will be measured on ILG's consolidated EBITDA performance. EBITDA was selected as the performance measure because it best reflects the financial focus of ILG. For this purpose EBITDA is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income tax provision, (6) minority interest in income of consolidated subsidiaries, (7) interest income and interest expense, (8) other non-operating income and expense, (9) one time charges and (10) amounts accrued for bonus payments.

        The long-term incentive program will consist of two components: annual RSUs and cliff vested performance RSUs. Equity-based incentives will be important to increase alignment of executive's interests with shareholders and to increase executive stock ownership.

        For 2009, 75% of the total long-term incentive opportunity will be delivered through annual RSUs and 25% will be delivered through cliff vested performance RSUs. This allocation reflects the compensation committee's view that time-vested awards can achieve the goal of aligning executive's and shareholders' interests, while mitigating the impact that the current unpredictable economic environment has on ILG's and our executive's ability to meet performance targets. The annual RSUs will vest 25% each year with full vesting occurring four years after the date of grant, subject to initial performance conditions related to specified operating metrics. The cliff vested performance RSUs will consist of RSUs that can be earned initially based on achievement of a targeted level of EBITDA (defined as above but without excluding item 10) performance for 2009. If target levels of performance are achieved, the target performance shares will be earned. If higher levels of performance are achieved, additional shares will be earned. If lower levels of performance are achieved, fewer shares will be earned. If minimum performance levels are not achieved, no performance shares will be earned. Any shares that are earned based on 2009 EBITDA performance will vest on the third anniversary of the grant date. If the executive leaves the organization prior to the vesting, the cliff vested performance RSUs will be forfeited.

        Payment of 2008 Bonus Awards.    In early 2009, our compensation committee approved the bonus payouts to executives. As previously noted, each of Mr. Nash, Ms. Marbert, Mr. Galea and Ms. Kincke had been guaranteed minimum payouts for 2008 performance, based on their significant contribution related to the spin-off. The approved payout for each of these executives was at the guaranteed minimum amount. Each of Mr. Harvey and Ms. Lee received discretionary bonus payments based on targets discussed above, which in the case of Mr. Harvey was pro-rated for his partial year of service. The actual payments were less than these targets based on the compensation committee's consideration of corporate and individual performance, with input from the chief executive officer and with respect to Ms. Lee, the chief operating officer.

Compensation and Human Resources Committee Report

        The compensation and human resources committee reviewed and discussed the compensation discussion and analysis for the year ended December 31, 2008 with ILG's management. Based on the review and discussions with management, the compensation and human resources committee recommended to the board of directors that the compensation discussion and analysis be included in ILG's Annual Report on Form 10-K and this proxy statement.

Compensation and Human Resources Committee
Avy H. Stein, Chairman
Thomas P. Murphy, Jr.

 EXECUTIVE COMPENSATION

        The following table sets forth information concerning the total compensation received for services rendered to ILG and its subsidiaries during 2007 and 2008 by our chief executive officer, chief financial officer, the chief financial officer of our operating businesses prior to their contribution to ILG in connection with the spin-off in August 2008 and our three other most highly compensated executive officers for 2008, all of whom are referred to in this proxy statement as named executive officers.

        The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive in the future, which could be higher or lower, because historical compensation was determined by IAC. Future compensation levels will be determined based on the compensation policies, programs and procedures established by our compensation committee.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Craig Nash	2008	716,667	750,000	2,291,167	35,543	3,793,377
Chairman, President and CEO	2007	593,063	800,000	1,416,685	38,384	2,848,132
Jeanette Marbert	2008	384,375	400,000	805,013	9,514	1,598,902
Chief Operating Officer	2007	308,077	360,000	352,269	11,468	1,031,814
William Harvey(3)	2008	162,500	70,500	93,750	3,563	330,313
Chief Financial Officer	2007	—	—	—	—	—
John Galea(4)	2008	250,000	100,000	233,311	5,116	588,427
Chief Accounting Officer	2007	208,079	85,000	146,643	4,258	443,980
Victoria Kincke	2008	238,380	100,000	181,324	3,571	523,275
General Counsel	2007	215,000	86,000	107,148	3,116	411,264
Marie Lee	2008	230,200	76,000	303,564	5,429	615,193
Chief Information Officer	2007	220,000	80,000	176,147	3,388	479,535

(1)
The value reported for stock awards is the aggregate cost recognized in ILG's financial statements in accordance with SFAS No.123R for RSUs for the fiscal year, including RSUs granted in prior years by IAC, some of which accelerated in 2008 and others of which were adjusted to become RSUs of ILG and, in some cases, IAC and the other companies involved in the spin-off. These amounts reflect accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers. For further discussion of ILG's valuation methodology for these awards, including the assumptions used in such valuation, see "Principles of Consolidation and Basis of Presentation—Stock-Based Compensation" in note 2 and "Stock-Based Compensation in note 9 to the audited consolidated financial statements included in ILG's 2008 Annual Report on Form 10-K.

(2)
See the table below for all other compensation included in this column.

(3)
Mr. Harvey joined ILG on June 30, 2008.

(4)
Mr. Galea is the chief financial officer of Interval Acquisition Corp. the company that holds our operating subsidiaries and which was contributed to and became a subsidiary of ILG in connection with the spin-off in August 2008.

Name	Year	Supplemental disability insurance ($)	Automobile allowance ($)	401(k) plan company match ($)	Total All Other Compensation ($)
Craig Nash	2008	19,484	14,400	1,659	35,543
	2007	19,484	14,400	4,500	38,384
Jeanette Marbert	2008	4,718	—	4,796	9,514
	2007	4,718	—	6,750	11,468
William Harvey	2008	—	—	3,563	3,563
	2007	—	—	—	—
John Galea	2008	—	—	5,116	5,116
	2007	—	—	4,258	4,258
Victoria Kincke	2008	—	—	3,571	3,571
	2007	—	—	3,116	3,116
Marie Lee	2008	—	—	5,429	5,429
	2007	—	—	3,388	3,388

Executive Agreements

        Craig M. Nash.    Mr. Nash entered into a new employment agreement that was effective upon the spin-off. Under this agreement, Mr. Nash receives a base salary of $750,000 and is entitled to receive a discretionary annual bonus with a target of 100% of base salary and a minimum bonus of $250,000 in the event certain EBITDA targets to be established annually by the compensation and human resources committee are achieved, provided that a bonus equal to 100% of base salary was guaranteed for 2008. The agreement also provided for the grant of RSUs worth $8 million at the time of the spin-off, of which 75% vest annually over four years and 25% vest at the end of four years.

        Jeanette E. Marbert.    Ms. Marbert entered into a new employment agreement that was effective upon the spin-off. Under this agreement, Ms. Marbert receives a base salary of $400,000 and is entitled to receive a discretionary annual bonus, with a target of 100% of base salary. ILG guaranteed the target bonus for 2008. The agreement also provided for the grant of RSUs worth $2 million at the time of the spin-off, of which 75% vest annually over four years and 25% vest at the end of four years.

        William L. Harvey.    Mr. Harvey entered into an employment agreement providing for an initial base salary of $325,000, and a discretionary bonus with a target of 75% of salary to be pro-rated for 2008. The agreement also provided for a grant of RSUs worth $750,000 at the time of the spin-off, which vest annually over four years.

        John A. Galea.    In July 2008, Mr. Galea entered into a severance agreement with ILG providing for severance payments equal to 12 months of his base salary upon a termination by ILG other than for death, disability or cause. In addition, ILG guaranteed Mr. Galea's 2008 bonus at 40% of salary.

        Victoria J. Kincke.    In July 2008, Ms. Kincke entered into a severance agreement with ILG providing for severance payments equal to 12 months of her base salary upon a termination by ILG other than for death, disability or cause. In addition, ILG guaranteed Ms. Kincke's 2008 bonus at 40% of salary.

        Marie A. Lee.    In July 2008, Ms. Lee entered into a severance agreement with ILG providing for severance payments equal to 6 months of her base salary upon a termination by ILG other than for death, disability or cause.

2008 Stock and Annual Incentive Plan

        In August 2008, ILG's board of directors adopted and its stockholder approved ILG's 2008 Stock and Annual Incentive Plan, which was amended and restated in December 2008 to incorporate certain changes to comply with recent changes in applicable tax laws. The purpose of the plan is to assist ILG in attracting, retaining and motivating officers and employees, and to provide ILG with the ability to provide incentives more directly linked to the profitability of our businesses and increases in stockholder value. In addition, the plan provides for the assumption of awards pursuant to the adjustment of awards granted prior to the spin-off under the plans of IAC and its subsidiaries. The plan provides for a variety of awards, including incentive or nonqualified stock options, restricted shares, restricted stock units, performance units, appreciation rights, bonus awards or any combination of the foregoing. The plan is administered by the compensation and human resources committee, or such other committee as the ILG's board of directors shall designate, which has the authority to determine the terms, conditions and restrictions applicable to each award.

        In the event of a change of control (as defined in the Stock and Annual Incentive Plan), the committee will have the discretion to determine the treatment of awards granted under the Stock and Annual Incentive Plan, including providing for the acceleration of such awards upon the occurrence of the change of control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the change of control.

        Bonus awards granted to eligible employees of ILG and its subsidiaries and affiliates under the Stock and Annual Incentive Plan will be based upon the attainment of the performance goals established by the committee for the plan year or such shorter performance period as may be established by the committee. Bonus amounts earned by any individual will be limited to $10 million for any plan year, pro rated (if so determined by the committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of ILG, in ILG common stock, as soon as practicable following the end of the plan year. The committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of performance goals. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Internal Revenue Code of 1986, as amended, performance goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital and/or stock price, with respect to ILG or any subsidiary, division or department of ILG. Such performance goals also may be based upon the attaining of specified levels of ILG, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

401(k) Plan and Trust

        ILG has established a 401(k) plan for our employees that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all employees are eligible to participate in the 401(k) plan from their start of service. Eligible employees electing to participate in the 401(k) plan may defer from one percent of their compensation up to the statutorily prescribed limit, on a pre-tax basis, by making a contribution to the plan. Prior to March 1, 2009, ILG made discretionary matching contributions equal to 50% of each participant's contribution of up to 6% of the participant's salary, not to exceed 3% of the participant's compensation. Employer matching contributions vest after two years of service.

 Grants of Plan-Based Awards for Fiscal Year 2008

        The following table sets forth information with respect to the grants of plan-based awards to the named executive officers during the year ended December 31, 2008. All awards granted prior to August 20, 2008 were originally denominated in IAC shares, but were converted to ILG shares in connection with the spin-off. The share amounts below are all listed as ILG shares.

			Estimated Future Payouts Under Equity Incentive Plan Awards
						All Other Stock Awards: Number of Shares of Stock or Units (#)
Name	Grant Date		Threshold (# Shares)	Target (# Shares)	Maximum (# Shares)		Grant date Fair Value ($)(4)
Craig Nash	8/20/08	(1)		141,643			1,999,999
	8/20/08	(2)		424,929			5,999,997
Jeanette Marbert	1/31/08	(3)				24,930	508,800
	8/20/08	(1)		35,411			500,003
	8/20/08	(2)		106,232			1,499,996
William Harvey	8/20/08	(2)		53,116			749,998
John Galea	1/31/08	(3)				7,479	152,640
Victoria Kincke	1/31/08	(3)				7,479	152,640
Marie Lee	1/31/08	(3)				5,984	122,112

(1)
These awards are performance based RSUs which cliff vest at the end of four years, based on attaining performance targets as described in "Compensation Discussion and Analysis—Restricted Stock Units" above.

(2)
These awards vest performance based RSUs which vest pro rata over four years, based on attaining performance targets as described in "Compensation Discussion and Analysis—Restricted Stock Units" above.

(3)
These awards are time-vested RSUs that vest pro-rata over five years and were originally granted as IAC RSUs but converted to ILG RSUs in connection with the spin-off.

(4)
The grant date fair value was calculated in accordance with SFAS No.123R. For further discussion of ILG's valuation methodology for these awards, including the assumptions used in such valuation, see "Principles of Consolidation and Basis of Presentation—Stock-Based Compensation" in note 2 and "Stock-Based Compensation in note 9 to the audited consolidated financial statements included in ILG's 2008 Annual Report on Form 10-K. The grant date fair value does not reflect the current value of these awards.

        As mentioned above, in connection with the spin-off a number of existing IAC RSUs were adjusted to become RSUs in ILG, IAC and the other Spincos (HSN, Ticketmaster and Tree.com). The following table sets forth for each of the named executive officers the number of such RSUs in IAC and each other Spinco and the aggregate market value as of the date of the spin-off, August 20, 2008. Note that the closing stock prices as of that date were: IAC - $15.36, HSN - $12.61, Ticketmaster - $21.64 and Tree.com - $7.42.

Name	IAC RSUs (#)	HSN RSUs (#)	Ticketmaster RSUs (#)	Tree.com RSUs (#)	Aggregate Market Value at August 20, 2008
Craig Nash	47,184	18,875	18,875	3,148	1,394,573
Jeanette Marbert	13,168	5,270	5,270	881	389,295
William Harvey	—	—	—	—	—
John Galea	3,600	1,443	1,443	242	106,514
Victoria Kincke	2,716	1,089	1,089	183	80,374
Marie Lee	7,157	2,866	2,866	480	211,654

 Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2008

        The following table sets forth information with respect to the value of restricted stock units held by the named executive officers on December 31, 2008, based on the closing price for ILG shares of $5.39 on The NASDAQ Stock Market on that date.

	Stock Awards(1)(2)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Craig Nash	139,139	749,959	566,572	3,053,823
Jeanette Marbert	37,281	200,945	141,643	763,456
William Harvey	—	—	53,116	286,295
John Galea	14,485	78,074	—	—
Victoria Kincke	12,280	66,189	—	—
Marie Lee	11,143	60,061	—	—

(1)
Amounts shown for equity incentive plan awards are based on achieving specified performance criteria.

(2)
The table below provides the following information regarding RSU awards held by ILG's named executives as of December 31, 2008: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2008, (iv) the vesting schedule for each award and (v) the total number of

  RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2009, 2010, 2011, 2012 and 2013.

	Number of Unvested RSUs as of 12/31/08 (#)	Market Value of Unvested RSUs as of 12/31/08 ($)
			Vesting Schedule (#)
Grant Date			2009	2010	2011	2012	2013
Craig Nash
2/6/06(a)	8,959	48,289	—	4,478	4,481	—	—
2/6/06(b)	16,671	89,857	—	—	16,671	—	—
2/16/07(a)	4,693	25,295	—	1,564	1,564	1,565	—
2/16/07(b)	10,331	55,684	—	10,331	—	—	—
9/12/07(c)	98,485	530,834	—	—	98,485	—	—
8/20/08(d)	424,929	2,290,367	106,232	106,232	106,232	106,233	—
8/20/08(d)	141,643	763,456	—	—	—	141,643	—

Total	705,711	3,803,782	106,232	122,605	227,433	249,441	—

Jeanette Marbert
2/6/06(a)	3,584	19,318	—	1,791	1,793	—	—
2/16/07(a)	1,878	10,122	—	626	626	626	—
2/16/07(b)	6,889	37,132	—	6,889	—	—	—
1/31/08(a)	24,930	134,373	4,986	4,986	4,986	4,986	4,986
8/20/08(d)	106,232	572,590	26,558	26,558	26,558	26,558	—
8/20/08(d)	35,411	190,865	—	—	—	35,411	—

Total	178,924	964,400	31,544	40,850	33,963	67,581	4,986

William Harvey
8/20/08(d)	53,116	286,295	13,279	13,279	13,279	13,279	—

Total	53,116	286,295	13,279	13,279	13,279	13,279	—

John Galea
2/6/06(a)	1,793	9,664	—	896	897	—	—
12/6/06(a)	1,517	8,177	506	504	507	—	—
2/16/07(a)	939	5,061	—	313	313	313	—
2/16/07(b)	2,757	14,860	—	2,757	—	—	—
1/31/08(a)	7,479	40,312	1,495	1,496	1,496	1,496	1,496

Total	14,485	78,074	2,001	5,966	3,213	1,809	1,496

Victoria Kincke
2/6/06(a)	1,793	9,664	—	896	897	—	—
2/16/07(a)	939	5,061	—	313	313	313	—
2/16/07(b)	2,069	11,152	—	2,069	—	—	—
1/31/08(a)	7,479	40,312	1,495	1,496	1,496	1,496	1,496

Total	12,280	66,189	1,495	4,774	2,706	1,809	1,496

Marie Lee
2/6/06(a)	2,151	11,594	—	1,074	1,077	—	—
2/16/07(a)	939	5,061	—	313	313	313	—
2/16/07(b)	2,069	11,152	—	2,069	—	—	—
1/31/08(a)	5,984	32,254	1,196	1,197	1,197	1,197	1,197

Total	11,143	60,061	1,196	4,653	2,587	1,510	1,197

(a)
These awards were originally granted by IAC with respect to IAC stock vesting in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

  The awards were converted into RSUs with respect to ILG stock in connection with the spin-off and any amounts that would otherwise vest on or before February 28, 2009 were accelerated.

(b)
Represents awards that were initially granted by IAC as cliff vesting or growth awards a portion of which were converted into ILG RSUs vesting on February 16, 2010 with the rest split among IAC and the four Spincos (including ILG) and vesting on February 16, 2010. The growth awards were converted into non-performance-based awards.

(c)
This award vests in one lump sum installment on July 1, 2011, subject to continued employment.

(d)
Represents new awards granted by ILG in connection with the spin-off. See footnotes (1) and (2) to the Grants of Plan-Based Awards for Fiscal Year 2008 table above.

Stock Vested for Fiscal Year 2008

        The following table sets forth information with respect to the value to the named executive officers of restricted stock units that vested during 2008, based on the closing price of $14.12 for ILG shares on The NASDAQ Stock Market on the applicable vesting date, August 20, 2008, which does not reflect the current value. In 2008, none of the named executive officers had any options.

	Stock Awards(1)(3)
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Craig Nash	8,131	114,810
Jeanette Marbert	3,596	50,776
William Harvey	—	—
John Galea	773	10,915
Victoria Kincke	586	8,274
Marie Lee	2,363	33,366

    (1)
    Represents awards that vested in ILG shares in connection with the spin-off. In addition, the executive officers realized as of the spin-off, the following amounts with respect to vesting of shares of IAC and the other Spincos, based on the share prices at August 20, 2008 of IAC - $15.36, HSN - $12.61, Ticketmaster - $21.64 and Tree.com - $7.42:

Craig Nash	$600,756
Jeanette Marbert	$265,647
John Galea	$57,038
Victoria Kincke	$43,261
Marie Lee	$174,541
    (2)
    These amounts include ILG shares that vested in connection with the spin-off, but delivery of which was deferred until January 2009 as follows: Ms. Marbert—389 shares, Mr. Galea—276 shares, Ms. Kincke—195 shares and Ms. Lee—224 shares.

    (3)
    Prior to the spin-off, RSUs payable in shares of IAC vested in 2008 in the following amounts, based on the closing price of IAC shares on the NASDAQ Stock Market on the applicable vesting date:

Vested IAC RSUs
Name	Number of IAC Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig Nash	9,727	225,488
Jeanette Marbert	4,962	115,434
William Harvey	—	—
John Galea	2,502	57,916
Victoria Kincke	2,165	49,975
Marie Lee	3,129	72,948

Pension Benefits for Fiscal Year 2008

        ILG does not offer a pension plan.

Nonqualified Deferred Compensation for Fiscal Year 2008

        ILG does not have a deferred compensation plan for executive officers.

Potential Payments Upon Termination or Change in Control

  Change of Control

        Pursuant to the terms of ILG's equity compensation plans and the award agreements thereunder, upon a change of control as defined in the executive's employment agreement, or if the executive does not have an employment agreement, as defined in the relevant plan, the named executive officers are generally entitled to accelerated vesting of (i) equity awards made prior to 2006 and (ii) equity awards made thereafter if, following such change in control, their employment is terminated by ILG for any reason other than death, disability or cause (as defined in the relevant employment agreement), or by the executive for good reason (as defined in the relevant employment agreement or plan document) (a "Qualifying Termination"). Additionally, under the 2008 Nash Employment Agreement, the 2008 Marbert Employment Agreement and Mr. Harvey's employment agreement, Mr. Nash, Ms. Marbert and Mr. Harvey will be entitled to two-years forward vesting of the RSUs granted under those agreements (including with respect to Mr. Nash and Ms. Marbert, pro ration two years forward on the cliff vesting portions of those awards). In addition, the 2008 Nash Employment Agreement contains a provision requiring ILG to gross-up payments that are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, provided that, in the event the payment triggering the gross-up provision is no more than 110% of the base amount times 2.99 (referred to as the safe harbor amount), instead of a gross-up, the amounts payable shall be reduced to the safe harbor amount.

  Severance

        Cash.    Upon a Qualifying Termination, ILG executive officers are entitled to salary continuation of, with respect to Mr. Nash and Ms. Marbert, twenty-four months, with respect to Mr. Galea and Ms. Kincke, 12 months, with respect to Ms. Lee, 6 months and with respect to Mr. Harvey, 6 months, or if the Qualifying Termination occurs after June 30, 2009, 12 months. Additionally, under the 2008 Nash Employment Agreement and 2008 Marbert Employment Agreement, Mr. Nash and Ms. Marbert are entitled to pro rated portions of the bonus they would otherwise earn during the year in which the Qualifying Termination occurs, payable at the time such bonus would otherwise be determined.

        Equity.    Upon a Qualifying Termination, Mr. Nash and Ms. Marbert will receive two-year's forward vesting and Mr. Harvey will receive forward vesting for the period of his salary continuation, of their RSUs granted under those agreements (including for Mr. Nash and Ms. Marbert pro ration two years forward on the cliff vesting portions of those awards).

        Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

        The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2008 and that the price of ILG common stock on which certain calculations are based was the closing price of $5.39 on The NASDAQ Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2008. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause	Resignation for good reason	Change in Control	Termination w/o cause or for good reason in connection with Change in Control
Craig Nash
Cash Severance (salary and bonus)	2,250,000	2,250,000	—	2,250,000
RSUs (vesting accelerated)	1,678,187	1,678,187	1,526,917	2,276,876

Total estimated value	3,928,187	3,928,187	1,526,917	4,526,876

Jeanette Marbert
Cash Severance (salary and bonus)	1,200,000	1,200,000	—	1,200,000
RSUs (vesting accelerated)	394,106	394,106	381,731	582,675

Total estimated value	1,594,106	1,594,106	381,731	1,782,675

William Harvey
Cash Severance (salary)	162,500	162,500	—	162,500
RSUs (vesting accelerated)	71,574	71,574	143,148	143,148

Total estimated value	234,074	234,074	143,148	305,648

John Galea
Cash Severance (salary)	250,000	—	—	250,000	(1)
RSUs (vesting accelerated)	4,953	4,953	—	78,074

Total estimated value	254,953	4,953	—	328,074

Victoria Kincke
Cash Severance (salary)	250,000	—	—	250,000	(1)
RSUs (vesting accelerated)	3,719	3,719	—	66,189

Total estimated value	253,719	3,719	—	316,189

Marie Lee
Cash Severance (salary)	115,010	—	—	115,010	(1)
RSUs (vesting accelerated)	3,719	3,719	—	60,061

Total estimated value	118,729	3,719	—	175,071

(1)
With respect to Mr. Galea, Ms. Kincke and Ms. Lee, these payments are only made in the event of a termination without cause.

 Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	3,964,720	(2)	$24.22	(3)	4,182,863
Equity compensation plans not approved by security holders	—		—		—
Total	3,964,720		$24.22		4,182,863

(1)
These plans include the 2008 Annual and Stock Incentive Plan, under which a variety of awards, including incentive or nonqualified stock options, restricted shares, restricted stock units, performance units, appreciation rights, bonus awards or any combination of the foregoing may be issued and the 2008 Deferred Compensation Plan for Non-Employee Directors, under which directors can purchase share units settled in common stock.

(2)
Includes an aggregate of (a) 197,121 shares issued on January 2, 2009 with respect to RSUs that vested in connection with the spin-off on August 20, 2008, but delivery was deferred until such date, (b) 1,684,580 shares issuable upon vesting of RSUs and (c) 2,083,019 shares issuable upon outstanding stock options. Many of the RSUs and all of the stock options were issued as adjustments from awards originally issued by IAC prior to the spin-off.

(3)
Weighted average exercise price calculation excludes RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of ILG common stock as of April 20, 2009, except as otherwise disclosed in the notes below, by:

  •
  each person who is known by ILG to own beneficially more than 5% of the outstanding common shares based on a review of filings with the SEC;

  •
  ILG's directors;

  •
  ILG's executive officers named in the Summary Compensation Table; and

  •
  ILG's current executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed here may be contacted at ILG's corporate headquarters at 6262 Sunset Drive, Miami, FL 33143. Except as otherwise described in the notes below,

the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names:

	ILG Common Stock
Name and Address of Beneficial Owner	Shares	%
Liberty Media Corporation(1) 12300 Liberty Boulevard Englewood, CO 80112	16,643,961	29.6
Eagle Asset Management, Inc.(2) 880 Carillon Parkway St. Petersburg, Florida 33716	4,293,564	7.6
Arrow Capital Management, LLC(3) 499 Park Avenue New York, NY 10022	4,049,480	7.2
Gregory R. Blatt	33,216	*
David Flowers(4)	—	—
John Galea	2,665	*
William L. Harvey	—	—
Gary S. Howard	—	—
Victoria Kincke	2,176	*
Lew Korman	—	—
Thomas J. Kuhn	792	*
Marie Lee	2,788	*
Jeanette Marbert	10,753	*
Thomas J. McInerney(5)	112,759	*
Tom Murphy, Jr.	—	—
Craig Nash	9,624	*
Avy H. Stein	—	—
All executive officers and directors as a group (14 persons)	174,773	*

    *
    The percentage of shares beneficially owned does not exceed 1%.

    (1)
    Based upon information reported on a Schedule 13D which was filed with the SEC on August 29, 2008, Liberty Media Corporation is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed April 24, 2008, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation.

    (2)
    Based upon information regarding ILG holdings reported on a Schedule 13G which was filed with the SEC on January 26, 2009, Eagle Asset Management beneficially owns and has sole voting and dispositive rights over 4,293,464 shares.

    (3)
    Based upon information regarding ILG holdings reported on a Schedule 13G, as amended, which was filed with the SEC on January 12, 2009. According to the amended

      Schedule 13G, Arrow Capital Management, LLC, has shared voting power of 1,399,014 shares and shared dispositive power over 4,049,480 shares, including options to purchase up to 764,435 shares of ILG common stock. Other members of the group include Arrow Partners LP, Arrow Offshore, Ltd., Alexandre von Furstenberg, Mal Serure, Barry Diller and Diane von Furstenberg.

    (4)
    Excludes shares of common stock beneficially owned by Liberty, as to which Mr. Flowers disclaims beneficial ownership.

    (5)
    Consists of 57,978 shares of common stock, options to purchase 54,314 shares of common stock and 467 restricted stock purchase rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and owners of more than 10% of a registered class of ILG's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of ILG. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish ILG with copies of all forms they file pursuant to Section 16(a).

        To our knowledge, based solely on review of the copies of such reports furnished to ILG and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

AUDIT COMMITTEE REPORT

        In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of ILG.

        The audit committee reviewed and discussed the audited consolidated financial statements of ILG for the year ended December 31, 2008 with management and the independent registered public accountants. Management has the responsibility for the preparation of ILG's consolidated financial statements, and for determining that the financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. ILG's independent registered public accountants are responsible for planning and conducting audits for the examination of those consolidated financial statements.

        The audit committee obtained the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accountants any relationships that may impact their objectivity and independence. The audit committee also reviewed and discussed with the independent registered public accountants all communications required by the Public Company Accounting Oversight Board standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and reviewed and discussed the results of the independent registered public accountants' audit of the financial statements.

        Based on the above-described review and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors that ILG's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee
Lewis J. Korman, Chairman
Gary S. Howard
Thomas J. Kuhn

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

        ILG has adopted a written policy for the review of transactions with related persons by the audit committee of the board of directors. The policy requires review, approval or ratification of transactions exceeding $120,000 in which ILG is a participant and in which an ILG director, executive officer, a significant stockholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest. The audit committee determines whether these transactions are in, or not inconsistent with, the best interests of ILG and its stockholders, taking into consideration whether they are on terms no less favorable to ILG than those available with other parties and the related person's interest in the transaction. The relationships and related party transactions described below were entered into prior to or in connection with ILG's spin-off from IAC/Interactive in August 2008. The terms "related person" and "transaction" have the meanings set forth in Item 404(a) of Regulations S-K under the Securities Act.

Agreements with Liberty Media Corporation

        In May 2008, in connection with the settlement of litigation relating to the proposed spin-offs, IAC entered into a "Spinco Agreement" with Liberty Media Corporation, or Liberty, and affiliates of Liberty that hold shares of IAC common stock and/or Class B common stock (together with Liberty, the "Liberty Parties"), among others. At the time of the spin-offs, ILG and each of HSN, Inc., Ticketmaster Entertainment, Inc. and Tree.com, Inc., the other entities that were spun off from IAC in August 2008 (each a "Spinco") assumed from IAC all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements at the Spincos. As of April 20, 2009, Liberty beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) 16,643,958 shares or 29.6% of ILG common stock. The following summary describes the material terms of those governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which previously have been filed with the SEC. As required by the Spinco Agreement, ILG entered into a registration rights agreement with the Liberty Parties at the time of the spin-off, as described below.

Spinco Agreement

Representation of Liberty on the Spinco Boards of Directors

        The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of ILG representing at least 20% of the total voting power of ILG's equity securities, Liberty has the right to nominate up to 20% of the directors serving on ILG's board of directors (rounded up to the nearest whole number). Any director nominated by Liberty must be reasonably acceptable to a majority of the directors on ILG's Board who were not nominated by Liberty. All but one of Liberty's nominees serving on ILG's board of directors must qualify as "independent" under applicable stock exchange rules. In addition, the nominating and/or governance committee of the ILG Board may include only "Qualified Directors," namely directors other than any who were nominated by Liberty, are officers or employees of ILG or were not nominated by the nominating and/or governance committee of the ILG Board in their initial election to the board and for whose election any Liberty Party voted shares.

        Until August 2010, the Liberty Parties agreed to vote all of the equity securities of ILG beneficially owned by them in favor of the election of the full slate of director nominees recommended to stockholders by the ILG board of directors so long as the slate includes the director-candidates that Liberty has the right to nominate.

Acquisition Restrictions

        The Liberty Parties have agreed in the Spinco Agreement not to acquire beneficial ownership of any equity securities of ILG (with specified exceptions) unless:

  •
  the acquisition was approved by a majority of the Qualified Directors;

  •
  the acquisition is permitted under the provisions described in "Competing Offers" below; or

  •
  after giving effect to the acquisition, Liberty's ownership percentage of the equity securities of ILG, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty's ownership percentage of ILG upon the spin-off, based on voting power (approximately 29.6%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage will be reduced for specified transfers of equity securities of ILG by the Liberty Parties. During the first two years following the spin-off, acquisitions by the Liberty Parties are further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of the ILG common stock received by the Liberty Parties in the spin-off.

Standstill Restrictions

        Until August 2010, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under "Acquisition Restrictions" or "Competing Offers" or in certain other limited circumstances, no Liberty Party may:

  •
  offer to acquire beneficial ownership of any equity securities of ILG;

  •
  initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of ILG;

  •
  offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

  •
  subject any equity securities of ILG to a voting agreement;

  •
  make a request to amend any of the provisions described under "Acquisition Restrictions," "Standstill Restrictions" or "Competing Offers";

  •
  make any public disclosure, or take any action which could reasonably be expected to require ILG to make any public disclosure, with respect to any of the provisions described under "Standstill Restrictions"; or

  •
  enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under "Standstill Restrictions."

Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of ILG to any person except for certain transfers, including:

  •
  transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in "broker transactions");

  •
  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by ILG;

  •
  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of ILG's equity securities, giving effect to the transfer, would exceed 15%;

  •
  a transfer of all of the equity securities of ILG beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating to ILG;

  •
  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

  •
  specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties' equity securities in ILG, subject to specified restrictions.

        During the first two years following the spin-off, transfers otherwise permitted by the first and third bullets above will be prohibited, and transfers otherwise permitted by the fourth and sixth bullets above in respect of which IAC and ILG do not make certain determinations with respect to the transferee will be prohibited, unless such transfers represent no more than one-third of the ILG common stock received by the Liberty Parties in the spin-off.

Competing Offers

        During the period when Liberty continues to have the right to nominate directors to ILG's board of directors, if the ILG's board of directors determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that ILG is negotiating with a single bidder, ILG's board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

        If a third party (i) commences a tender or exchange offer for at least 35% of the capital stock of ILG other than pursuant to an agreement with ILG or (ii) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and ILG's Board fails to take certain actions to block such third party from acquiring an ownership percentage of ILG (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under "Standstill Restrictions" and "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (i) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

Other

        Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and ILG that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

        As indicated above under "Spinco Agreement," ILG granted to Liberty the registration rights described below at the time of the spin-off.

        Under the registration rights agreement, the Liberty Parties and their permitted transferees (the "Holders") are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of ILG common stock received by the Liberty Parties as a result of the spin-off and other shares of ILG common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders are permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

        ILG is obligated to indemnify the Holders, and each selling Holder is obligated to indemnify the Spinco, against specified liabilities in connection with misstatements or omissions in any registration statement.

Relationships Among ILG, IAC and the Spincos

        Following the spin-offs, the relationships among IAC, ILG and the other Spincos are governed by a number of agreements. These agreements include, among others:

  •
  a Separation and Distribution Agreement;

  •
  a Tax Sharing Agreement;

  •
  an Employee Matters Agreement; and

  •
  a Transition Services Agreement (collectively, the "Spin-Off Agreements").

        The summaries of each such agreement are qualified by reference to the full text of the applicable agreement which were previously filed with the SEC.

Separation and Distribution Agreement

        The Separation and Distribution Agreement sets forth the arrangements among IAC, ILG and each of the other Spincos regarding the principal transactions that were necessary to separate ILG and each of the other Spincos from IAC, as well as governs certain aspects of the relationship of ILG with IAC and other Spincos after the completion of the spin-offs.

        ILG and each other Spinco agreed to indemnify, defend and hold harmless (and to cause the other members of its respective group to indemnify, defend and hold harmless), under the Separation and Distribution Agreement, IAC and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against any losses arising out of any breach by such indemnifying companies of the Spin-Off Agreements, any failure by such indemnifying company to assume and perform any of the liabilities allocated to such company and any liabilities relating to the indemnifying company's financial and business information included in filings made with the SEC in connection with the spin-offs. IAC agrees to indemnify, defend and hold harmless ILG and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against losses arising out of any breach by IAC of the Spin-Off Agreements, and any failure by IAC to perform its obligations under the Separation and Distribution Agreement or any Spin-Off Agreement.

        In addition, the Separation and Distribution Agreement also governs insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third party consents and access to property.

Tax Sharing Agreement

        The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of IAC, ILG and each other Spinco after the spin-off with respect to taxes for periods ending on or before the spin-off. In general, pursuant to the Tax Sharing Agreement, IAC will prepare and file the consolidated federal income tax return, and any other tax returns that include IAC (or any of its subsidiaries) and ILG (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the distribution date of ILG with the appropriate tax authorities, and, except as otherwise set forth below, IAC will pay any taxes relating thereto to the relevant tax authority (including any taxes attributable to an audit adjustment with respect to such returns; provided that IAC will not be responsible for audit adjustments relating to the business of ILG (or any of its subsidiaries) with respect to pre-spin off periods if ILG fails to fully cooperate with IAC in the conduct of such audit). ILG will prepare and file all tax returns that include solely ILG and/or its subsidiaries and any separate company tax returns for ILG and/or its subsidiaries for all taxable periods ending on or prior to, or including, the distribution date of ILG, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In the event an adjustment with respect to a pre-spin off period for which IAC is responsible results in a tax benefit to ILG in a post-spin off period, ILG will be required to pay such tax benefit to IAC. In general, IAC controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the IAC group and any other tax returns for which the IAC group is responsible.

        Under the Tax Sharing Agreement, ILG generally (i) may not take (or fail to take) any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the spin-off to be untrue, (ii) may not take (or fail to take) any other action that would cause the spin-off to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the spin-off, and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the spin-off. During the 25-month period, ILG may take certain actions prohibited by these covenants if (i) it obtains IAC's prior written consent, (ii) it provides IAC with an IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax free nature of the spin-off, in each case satisfactory to IAC in its sole discretion, or (iii) IAC obtains a private letter ruling at ILG's request. In addition, with respect to actions or transactions involving acquisitions of ILG stock entered into at least 18 months after the distribution of ILG, ILG will be permitted to proceed with such transaction if it delivers an unconditional officer's certificate establishing facts evidencing that such acquisition satisfies the requirements of a specified safe harbor set forth in applicable U.S. Treasury Regulations, and IAC, after due diligence, is satisfied with the accuracy of such certification. The other Spincos are generally subject to the same provisions.

        Notwithstanding the receipt of any such IRS ruling, tax opinion or officer's certificate, generally ILG and each other Spinco must indemnify IAC and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by ILG or such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of ILG or another Spinco or any member of its group, and (iii) any breach by ILG or another Spinco or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the spin-off of such Spinco.

        Under U.S. federal income tax law, IAC, ILG and the other Spincos are severally liable for all of IAC's federal income taxes attributable to periods prior to and including the current taxable year of IAC, which ends on December 31, 2008. Thus, if IAC failed to pay the federal income taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of IAC, ILG and the other Spincos would be severally liable for such taxes. In the event

ILG or another Spinco is required to make a payment in respect of a spin-off related tax liability of the IAC consolidated federal income tax return group under these rules for which such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement, IAC will indemnify the Spinco that was required to make the payment from and against the portion of such liability for which full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement.

        The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the IAC consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters. In general, tax deductions arising by reason of exercises of options to acquire IAC, ILG or other Spinco stock, vesting of "restricted" IAC, ILG or other Spinco stock, or settlement of restricted stock units with respect to IAC, ILG or other Spinco stock held by any person will be claimed by the party that employs such person at the time of exercise, vesting or settlement, as applicable (or in the case of a former employee, the party that last employed such person).

Employee Matters Agreement

        The Employee Matters Agreement covers a wide range of compensation and benefit issues related to the spin-offs. In general, under the Employee Matters Agreement:

  •
  IAC assumed or retained (i) all liabilities with respect to IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries under all IAC employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries; and

  •
  ILG assumed or retained (i) all liabilities under its employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all ILG's employees, former employees and their dependents and beneficiaries.

        Following a transition period through the end of 2008 with respect to health and welfare benefits, as of January 1, 2009, ILG no longer participates in IAC's employee benefit plans and has established its own employee benefit plans that are substantially similar to the plans sponsored by IAC prior to the spin-offs. Through the end of 2008, IAC continued to provide health and welfare benefits to employees of ILG and ILG bore the cost of this coverage with respect to its employees. Assets and liabilities from the IAC Retirement Savings Plan relating to ILG employees and former employees were transferred to the newly established Interval International Retirement Savings Plan at the beginning of 2009.

Transition Services Agreement

        Pursuant to a Transition Services Agreement among IAC, ILG and the other Spincos, some combination of the following services, among others, were provided on an interim, transitional basis from the completion of the spin-offs are being provided by/to the parties (and/or their respective businesses) as set forth below:

  •
  assistance with certain legal, finance, internal audit, human resources, insurance and tax affairs, including assistance with certain public company functions, from IAC to the Spincos;

  •
  continued coverage/participation for employees of the Spincos under IAC health and welfare plans on the same basis as immediately prior to the distribution;

  •
  the leasing/subleasing of office and/or data center space by IAC and its businesses to various Spincos (and vice versa);

  •
  assistance with the implementation and hosting of certain software applications by/from IAC and its businesses for various Spincos (and vice versa);

  •
  payroll processing services by Ticketmaster;

  •
  tax compliance services by HSN to ILG; and

  •
  such other services as to which any Spinco(s) and IAC may agree.

        The charges for these services are on a cost plus fixed percentage or agreed upon hourly rate basis. In general, the services provided by/to the parties (and/or their respective businesses) began on the date of the completion of the spin-offs and cover a period generally not expected to exceed 12 months following the spin-offs. Any party may terminate the agreement with respect to one or more particular services being received by it upon such notice as will be provided for in the Transition Services Agreement.

Other Transactions with IAC and its Subsidiaries

        Below is a brief description of commercial agreements between ILG and IAC or another Spinco that, individually or together with similar agreements, involve revenues to either IAC or a Spinco in excess of $120,000.

        Certain subsidiaries of ILG distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example, Interval promotes and distributes ticketing services for certain events, either through advance access or by passing along a deeper discount to its members via a link to the Ticketmaster booking engine. Distribution agreements generally involve the payment of fees (usually on a fixed-per-transaction, revenue sharing or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution.

        Aggregate payments made by ILG subsidiaries to IAC subsidiaries in respect of these agreements were approximately $1.5 million in 2008. Such numbers include payments to and received from Entertainment Publications, Inc., prior to its sale by IAC in May 2008.

        Effective upon the completion of the spin-off, IAC ceased to be a related party to ILG. ILG paid a dividend in cash and senior notes issued by a subsidiary of ILG to IAC of $365.9 million and the receivable from IAC totaling $496.0 million was extinguished by recording a non-cash distribution to IAC.

        Through August 20, 2008 (the effective date of the spin-off), ILG's expenses included allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These allocations were based on the ratio of ILG's revenue as a percentage of IAC's total revenue. Allocated costs were $0.5 million for the year ended December 31, 2008. The expense allocations from IAC ceased after the spin-off on August 20, 2008.

        The portion of interest income reflected in ILG's consolidated statements of income that is intercompany in nature was $8.2 million for the year ended December 31, 2008. This intercompany interest related to the receivables from IAC and ceased upon spin-off on August 20, 2008.

        Prior to the spin-off, IAC contributed to ILG all of IAC's rights in $1.0 million that IAC had placed in an escrow account to be used for ILG's purchase of a 1/16 fractional interest in a mid-size business jet. The contribution was settled through the receivable from IAC, with no cash outlay by ILG.

        Prior to the spin-off, IAC assigned to ILG 50% of its original 1/8 fractional interest in a mid-size business jet, at book value of $0.2 million. We recorded the fractional interest in fixed assets on our consolidated balance sheet at September 30, 2008. Available hours for this jet commenced in late November 2008.

Certain Other Relationships and Related Person Transactions

        From January 1, 2008 through August 20, 2008, an ILG subsidiary made payments to Arise Virtual Solutions in the aggregate amount of approximately $2.8 million for call center services. Arise Virtual Solutions is a related party of IAC, and therefore of ILG prior to the spin-off, because it is a portfolio company of Accretive LLC, of which Mr. Edgar Bronfman, a member of the IAC board of directors, is a partner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES

        The following table sets forth fees for professional services rendered by Ernst & Young LLP. Fees billed by Ernst & Young LLP to IAC for periods prior to the August 20, 2008 spin-off date are not included below.

	2008 Estimated Fees
Audit Fees(1)
Financial statement audit (domestic)	$595,538
Statutory financial statement audits (international and Puerto Rico)	186,400	(3)
SEC filings, including consents and comment letters	47,381

Total Audit Fees	829,319
Audit-Related Fees(2)
Key operating statistics	42,000
Debt compliance report	5,000

Total Audit Related Fees	47,000
Tax Fees	—
All Other Fees	—
Total Fees	$876,319

    (1)
    Includes fees and expenses related to the 2008 fiscal year audit and third quarter 2008 interim review, notwithstanding when fees and expenses were billed or when the services were rendered.

    (2)
    Includes fees and expenses related to opinions on the Statements of Key Operating Exchange Statistics of Interval International and the Statements of Key Operating Statistics of Interval International doing business as Preferred Residences, and report on debt compliance with respect to fiscal year 2008, notwithstanding when fees and expenses were billed or when the services were rendered. Amount presented is an estimate.

    (3)
    Amounts in local currencies are converted at the respective exchange rates at December 31, 2008. The following is the breakdown of estimated international and Puerto Rico fees in U.S. dollars:

United Kingdom	$135,000
Argentina	19,000
Colombia	13,000
Dubai	9,000
Finland	8,400
Puerto Rico	2,000

$186,400

Audit Committee Pre-Approval of Independent Accountant Services.

        The audit committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services.

        Ernst & Young LLP has been selected by the audit committee to serve as ILG's independent registered public accountants for the fiscal year ending December 31, 2009. A representative of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF ILG'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        ILG is asking its stockholders to ratify the selection of Ernst & Young LLP as ILG's independent registered public accounting firm for the year ending December 31, 2009. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to its stockholders for ratification as a matter of good corporate governance practices. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of ILG and its stockholders.

        The board of directors recommends that you vote FOR the proposal to ratify the selection of Ernst & Young LLP as ILG's independent registered public accounting firm for the year ending December 31, 2009.

OTHER MATTERS

        Management does not know of any other matters which will be presented for action at the meeting. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.

Stockholder Proposals for 2010 Annual Meeting

        An eligible stockholder who wishes to have its qualifying stockholder proposal considered for inclusion in our proxy materials for such meeting must send a qualifying stockholder proposal to our Corporate Secretary at our executive offices at the address below no later than January 1, 2010. To qualify as an eligible stockholder with regard to making a stockholder proposal, a stockholder must, among other things, have continuously held at least $2,000 in market value or 1%, of our outstanding capital stock (which stock may have included IAC capital stock for that period prior to our spin-off from IAC) for at least one year by the date of submission of the stockholder proposal, and must continue to own that amount of stock through the date of the annual meeting.

        If you want to make a proposal or nominate a director for consideration at next year's Annual Meeting without having the proposal included in our proxy materials, you must comply with the current advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, a stockholder may bring a matter to vote upon at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our Bylaws and be received by us not earlier than February 15, 2010 nor later than 5:00 p.m., Eastern Time, on March 17, 2010. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from June 10, 2010, timely notice by the stockholder must be delivered not later than the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

        If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2010 Annual Meeting. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by our right to do so at any time in the future.

        All proposals or nominations should be addressed to Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attention: Corporate Secretary.

Householding

        The SEC permits a single Notice of Internet Availability of Proxy Materials or set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of our Notice of Internet Availability of Proxy Materials or this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions.

        If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of our Notice of Internet Availability of Proxy Materials or this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to ILG by calling ILG Investor Relations, at 305-666-1861x6030, or by writing Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attention: Investor Relations.

ANNUAL REPORTS

        Upon written request to the Corporate Secretary, Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, ILG will provide without charge to each person solicited a copy of ILG's 2008 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iilg.com/invest.cfm. ILG will furnish requesting stockholders with any exhibit not contained in its 2008 Annual Report on Form 10-K upon payment of copying costs.

By order of the Board of Directors,
Victoria J. Kincke
 Secretary

Dated: April 27, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0000024359_1 R2.09.03.17 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Craig M. Nash 02 Gregory R. Blatt 03 David Flowers 04 Gary S. Howard 05 Lewis J. Korman 06 Thomas J. Kuhn 07 Thomas J. McInerney 08 Thomas P. Murphy, Jr. 09 Avy H. Stein INTERVAL LEISURE GROUP INC 6262 SUNSET DRIVE MIAMI, FL 33143 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2009. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000024359_2 R2.09.03.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . INTERVAL LEISURE GROUP INC This proxy is solicited by shareholders Annual meeting of the board of directors 6/10/2009 04:00 PM The shareholder(s) hereby appoint(s) Craig M. Nash, Jeanette E. Marbert and William L. Harvey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of INTERVAL LEISURE GROUP INC that the shareholder(s) is/are entitled to vote at the Annual meeting of shareholder(s) to be held at 04:00 PM, EST on 6/10/2009, at the Miami Marriott Dadeland 9090, S. Dadeland Boulevard, Miami, Florida 33156, and any adjournment or postponement thereof. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000024358_1 R2.09.03.17 INTERVAL LEISURE GROUP INC INTERVAL LEISURE GROUP INC 6262 SUNSET DRIVE MIAMI, FL 33143 Annual Meeting April 20, 2009 June 10, 2009 4:00 PM EST Miami Marriott Dadeland 9090 S. Dadeland Boulevard Miami, Florida 33156

How To Vote Please Choose One of The Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 0000024358_2 R2.09.03.17 1. Notice & Proxy Statement 2. Form 10-K Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 27, 2009 to facilitate timely delivery.

Voting items 0000024358_3 R2.09.03.17 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Craig M. Nash 02 Gregory R. Blatt 03 David Flowers 04 Gary S. Howard 05 Lewis J. Korman 06 Thomas J. Kuhn 07 Thomas J. McInerney 08 Thomas P. Murphy, Jr. 09 Avy H. Stein The Board of Directors recommends you vote FOR the following proposal(s): 2 To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2009. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

*** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials Meeting Information Meeting Type: For holders as of: Date: Time: Location: See the reverse side of this notice to obtain proxy materials and voting instructions. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. 0000024356_1 R2.09.03.17 INTERVAL LEISURE GROUP INC Annual Meeting June 10, 2009 4:00 PM EST April 20, 2009 Miami Marriott Dadeland 9090 S. Dadeland Boulevard Miami, Florida 33156

How To Vote Please Choose One of The Following Voting Methods Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 0000024356_2 R2.09.03.17 1. Notice & Proxy Statement 2. Form 10-K Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 27, 2009 to facilitate timely delivery.

Voting items 0000024356_3 R2.09.03.17 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Craig M. Nash 02 Gregory R. Blatt 03 David Flowers 04 Gary S. Howard 05 Lewis J. Korman 06 Thomas J. Kuhn 07 Thomas J. McInerney 08 Thomas P. Murphy, Jr. 09 Avy H. Stein The Board of Directors recommends you vote FOR the following proposal(s): 2 To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2009. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Voting Instructions 0000024356_4 R2.09.03.17

QuickLinks

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
PROPOSAL 1—ELECTION OF DIRECTORS
Information Regarding the Director Nominees
CORPORATE GOVERNANCE
Director Compensation
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards for Fiscal Year 2008
Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2008
Stock Vested for Fiscal Year 2008
Pension Benefits for Fiscal Year 2008
Nonqualified Deferred Compensation for Fiscal Year 2008
Equity Compensation Plan Information
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES
PROPOSAL 2—RATIFICATION OF THE SELECTION OF ILG'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
ANNUAL REPORTS